SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 2)*

                              Helen of Troy Limited
                                (Name of Issuer)

                     Common Stock, Par Value $0.10 Per Share
                         (Title of Class of Securities)

                                    G4388N106
                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G4388N106                 13G/A         Page 2 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                 Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      139,757
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      139,757
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      139,757
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G4388N106                 13G/A         Page 3 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      2,980
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      2,980
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      2,980
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                       PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G4388N106                 13G/A         Page 4 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB OVERSEAS MASTER FUND, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      145,777
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      145,777
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      145,777
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G4388N106                 13G/A         Page 5 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      288,514
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      288,514
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      288,514
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      1.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G4388N106                 13G/A         Page 6 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SCOTT A BOMMER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      288,514
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      288,514
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      288,514
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      1.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G4388N106                 13G/A         Page 7 of 12 Pages

     The Schedule 13G/A filed on February 14, 2005 is hereby amended and restated by this Amendment No. 2 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Helen of Troy Limited (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 1 Helen of Troy Plaza, El Paso, Texas 79912.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) SAB Capital Partners, L.P., a Delaware limited partnership ("SAB"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) SAB Capital Partners II, L.P., a Delaware limited partnership ("SAB II", and together with SAB, the "Domestic
                  Partnerships"),with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

           (iii) SAB Overseas Master Fund, L.P., a Cayman Islands exempted limited partnership (the "Master Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iv) SAB Capital Advisors, L.L.C., a Delaware Limited Liability Company (the "General Partner"), which serves as the general partner of each of the Domestic Partnerships and the Master Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by each of the Partnerships and the Master Fund;

             (v) Mr. Scott A. Bommer ("Mr. Bommer"), who serves as the managing member of the General Partner with respect to shares of Common Stock directly owned by the Partnerships and the Master Fund.

     The Domestic Partnerships, the Master Fund, the General Partner, and Mr. Bommer are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. G4388N106                 13G/A         Page 8 of 12 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 712 Fifth Avenue, 42nd Floor, New York, N.Y. 10019.

Item 2(c).     Citizenship:

     Each of the Domestic Partnerships and the General Partner, is organized under the laws of the State of Delaware. The Master Fund is an exempted limited partnership organized under the laws of the Cayman Islands. Mr. Bommer is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.10 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

     G4388N106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

CUSIP No. G4388N106                 13G/A        Page 9 of 12 Pages

Item 4.   Ownership.

     A. SAB Capital Partners, L.P.
          (a) Amount beneficially owned: 139,757
          (b) Percent of class: 0.5%
              The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon the 29,998,129 shares of Common Stock issued and outstanding on January 4, 2006, as reflected in the Company's Form 10Q for the period ended November 30,2005.
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 139,757
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:  139,757

     B. SAB Capital Partners II, L.P.
          (a) Amount beneficially owned: 2,980
          (b) Percent of class: 0.1%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,980
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:  2,980

     C. SAB Overseas Master Fund, L.P.
          (a) Amount beneficially owned: 145,777
          (b) Percent of class: 0.5%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 145,777
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:  145,777

     D. SAB Capital Advisors, L.L.C.
          (a) Amount beneficially owned: 288,514
          (b) Percent of class: 1.0%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 288,514
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:  288,514

CUSIP No. G4388N106                 13G/A        Page 10 of 12 Pages

     E. Scott A. Bommer
          (a) Amount beneficially owned: 288,514
          (b) Percent of class: 1.0%
          (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 288,514
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:  288,514

Item 5.     Ownership of Five Percent or Less of a Class.

     The Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. G4388N106                 13G/A        Page 11 of 12 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006



                                  /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (iii) SAB Overseas Master Fund, L.P.

CUSIP No. G4388N106                 13G/A        Page 12 of 12 Pages

                                                                       EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2006



                                  /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (iii) SAB Overseas Master Fund, L.P.